SOUTH AMERICAN GOLD SIGNS LOI TO ACQUIRE COLOMBIAN GOLD PROJECT

Richmond, IN, USA December 22, 2010 : South American Gold Corp. (OTC:SAGD) today announces that it has signed a non-binding Letter of Intent (LOI) to acquire Kata Enterprises, Inc. (Kata) the owner of the Nariño Gold Project located in Colombia, South America,

South American Gold has signed a Letter of Intent to acquire up to one hundred percent of the shares of Kata, which owns 85% of the Nariño Gold Project located in the Nariño Province of Colombia. The LOI contemplates, after an initial due diligence period, the signing of a definitive agreement in which an initial purchase of a twenty five percent interest in Kata for a cash payment of $1.5 million and two million shares of the Company's restricted common shares.

Under the terms of the Proposed Transaction, the Company would have the option to acquire the remaining seventy-five percent (75%) of the outstanding capital stock of Kata as follows:

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It is contemplated that the Company would hold an option that it could exercise to acquire an additional twenty-five percent (25%) of the outstanding capital stock of Kata, which would result in its acquisition of an aggregate fifty percent (50%) of the outstanding capital stock of Kata, by paying on or before six months from the closing date of the Proposed Transaction an additional Two Million Five Hundred Thousand Dollars ($2,500,000) and issuing to the seller an additional Two Million (2,000,000) shares of the Company's Common Stock;

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It is contemplated that the Company would hold an option that it could exercise to acquire an additional twenty-five percent (25%) of the outstanding capital stock of Kata, which would result in its acquisition of an aggregate seventy five percent (75%) of the outstanding capital stock of Kata, by paying on or before twelve months from the closing date of the Proposed Transaction an additional Two Million Five Hundred Thousand Dollars ($2,500,000) and issuing to the seller an additional Two Million (2,000,000) shares of our the Company's Common Stock; and

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It is contemplated that the Company could hold an option that it could exercise to acquire an additional twenty-five percent (25%) of the outstanding capital stock of Kata, which would result in its acquisition of an aggregate one hundred percent (100%) of the outstanding capital stock of Kata, by paying on or before eighteen months from the closing date of the Proposed Transaction an additional Two Million Five Hundred Thousand Dollars ($2,500,000) and issuing to the seller an additional Two Million (2,000,000) shares of the Company's Common Stock.

Under the terms of the Proposed Transaction, the Company would pay an aggregate of Nine Million Dollars ($9,000,000) and issue Eight Million (8,000,000) shares of our Common Stock in order to acquire one hundred percent (100%) of the outstanding capital stock of Kata.

Further information on the transaction may be found in the Company’s related 8-K filing with the SEC.

The proposed transaction is anticipated to occur on or about January 31, 2011 and is subject to certain conditions, including, but not limited to, the satisfactory completion of due diligence, the execution of a binding definitive agreement between the parties and the Company's ability to secure sufficient financing to close the proposed transaction.

Raymond De Motte, South America Gold’s CEO commented,” Numerous foreign companies have in recent years entered the Colombian mining market as they have recognized the potential for mineral exploration, development and production in the country. We look forward to establishing and expanding our activities in Colombia.”

About South American Gold (OTC: SAGD):

The Company’s objective is to locate, explore and develop large scale commercially viable gold deposits primarily in Latin America. The Company focuses principally on geographic areas that are home to established gold deposits, including highly prospective districts with the potential to hold large deposits.

The acquisition of interests in exploration properties or implementation of exploration programs will require the Company to secure additional financing.

For further information:

On behalf of the Board:

Raymond De Motte, CEO
South American Gold Corp. (SAGD.OB)

Investor Inquiries:

1-765-356-9726
1-765-356-9737 (FAX)

Email: info@sagoldcorp.com

Disclaimer

This release contains forward-looking statements that are based on beliefs of South American Gold Corp. management and reflect South American Gold Corp.'s current expectations as contemplated under section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities and Exchange Act of 1934, as amended. When we use in this release, the words "estimate," "project," "believe," "anticipate," "intend," "expect," "plan," "predict," "may," "should," "will," "can," the negative of these words , or such other variations thereon, or comparable terminology, are all intended to identify forward looking statements. Such statements reflect the current views of South American Gold Corp. with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including but not limited to, risks and uncertainties pertaining to development of mining properties, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance , or achievement expressed or implied by such forward looking statements to differ materially from the forward looking statements. The information contained in this press release is historical in nature, has not been updated, and is current only to the date shown in this press release. This information may no longer be accurate and therefore you should not rely on the information contained in this press release. To the extent permitted by law, South American Gold Corp. and its employees, agents and consultants exclude all liability for any loss or damage arising from the use of, or reliance on, any such information, whether or not caused by any negligent act or omission. This press release incorporates by reference the Company's filings with the SEC including 10k, 10Q, 8K reports and other filings. Investors are encouraged to review all filings.